UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

January 24, 2023

Date of Report

(Date of earliest event reported)

BLUCORA, INC.

(Exact name of registrant as specified in its charter)

delaware	000-25131	91-1718107
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3200 Olympus Blvd, Suite 100

Dallas, Texas 75019

(Address of principal executive offices)

(972) 870-6400

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	BCOR	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry Into a Material Definitive Agreement.

On January 24, 2023 (the “Closing Date”), Blucora, Inc. (the “Company”) and certain of its subsidiaries (in their capacity as guarantors) entered into a restatement agreement (the “Restatement Agreement”) with JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, and each lender party thereto (collectively, the “Lenders”), which amends and restates in its entirety the Company’s existing Credit Agreement, dated as of May 22, 2017, as set forth in an amended and restated credit agreement attached to the Restatement Agreement (the “Amended and Restated Credit Agreement”).

The Amended and Restated Credit Agreement provides for a delayed draw term loan facility up to a maximum principal amount of $270,000,000 (the “Delayed Draw Term Loan Facility”). The Company may borrow term loans under the Delayed Draw Term Loan Facility (the “Term Loans”) within 12 months of the Closing Date. The Amended and Restated Credit Agreement also provides for a revolving credit facility with a commitment amount of $50,000,000 (the “Revolving Credit Facility”). No amounts were borrowed under the Delayed Draw Term Loan Facility or the Revolving Credit Facility as of the Closing Date. The stated maturity date of the Delayed Draw Term Loan Facility and the Revolving Credit Facility is January 24, 2028 (the “Maturity Date”). The proceeds of any Term Loans may be used to fund shareholder distributions and for general corporate purposes. The proceeds of any loans under the Revolving Credit Facility (the “Revolving Credit Loans”) may be used to finance working capital needs and for general corporate purposes.

The obligations of the Company under the Amended and Restated Credit Agreement and the other loan documents delivered in connection therewith are secured by a first-priority security interest in substantially all of the existing and future personal property of the Company and certain of its subsidiaries.

Subject to customary reference rate availability provisions, the borrowings under the Amended and Restated Credit Agreement will bear interest at a rate per annum equal to (i) the Term SOFR Rate (as defined in the Amended and Restated Credit Agreement, and which includes a 0.10% credit spread adjustment) plus a margin ranging from 2.25% to 2.75% (which margin would be 2.75% as of the Closing Date), or (ii) a base rate based on the highest of the Wall Street Journal prime rate, the federal funds rate plus 0.50% and the Term SOFR (as defined in the Amended and Restated Credit Agreement, and which includes a 0.10% credit spread adjustment) rate plus 1.00%, in each case plus a margin ranging from 1.25% to 1.75% (which margin would be 1.75% as of the Closing Date). The margin is determined based on the Company’s Consolidated First Lien Net Leverage Ratio (as defined in the Amended and Restated Credit Agreement).

The Company is required to pay a quarterly commitment fee on the daily amount of the undrawn portion of the revolving commitments under the Revolving Credit Facility ranging from 0.35% to 0.45%. The Company is also required to pay customary letter of credit fees upon drawing any letter of credit. The Company is required to pay a quarterly ticking fee ranging from 0.25% to 0.50% on the daily amount of the undrawn portion of the Delayed Draw Term Loan Facility, due and payable quarterly in arrears.

Beginning on the last business day of the first full fiscal quarter following the date on which the first draw is made under the Delayed Draw Term Loan Facility, the Term Loans will amortize in equal quarterly installments in the following aggregate annual amounts (expressed as a percentage of the principal amount of Term Loans borrowed): 2.50% during year one, 5.00% during years two and three, 7.50% during year four and 10.0% during year five. The Revolving Credit Facility provides for no scheduled principal amortization prior to the Maturity Date.

As set forth in more detail in the Amended and Restated Credit Agreement, the Company is required to make mandatory prepayments on any outstanding Term Loans in the event of certain specified events, including the generation of consolidated Excess Cash Flow (as defined in the Amended and Restated Credit Agreement) by the Company. The Company may also voluntarily prepay Term Loans, subject to certain restrictions and costs specified in the Amended and Restated Credit Agreement. Subject to certain conditions set forth in the Amended and Restated Credit Agreement, the Company may borrow, prepay and reborrow under the Revolving Credit Facility and terminate or reduce the Lenders’ commitments at any time prior to the Maturity Date.

Pursuant to the Amended and Restated Credit Agreement, the Company shall not permit (i) the Consolidated Total Net Leverage Ratio (as defined in the Amended and Restated Credit Agreement) to exceed 4.00 to 1.00 between March 31, 2023 and June 30, 2024, or 3.75 to 1.00 between July 1, 2024 and the Maturity Date, (ii) the Consolidated Fixed Charge Coverage Ratio (as defined in the Amended and Restated Credit Agreement) to be less than 1.25 to 1.00 or (iii) Liquidity (as defined in the Amended and Restated Credit Agreement) on the last day of any fiscal quarter to be less than $50,000,000. The Amended and Restated Credit Agreement contains other customary terms and conditions that are applicable to the Company and its Restricted Subsidiaries (as defined in the Amended and Restated Credit Agreement), including, but not limited to: (a) representations and warranties regarding (i) financial condition, (ii) absence of any material adverse effect and (iii) organizational and legal status and authority; (b) affirmative covenants regarding (i) financial and collateral reporting, (ii) payment of taxes and other obligations, (iii) continuation of business and maintenance of existence and rights, (iv) maintenance of property and insurance and (v) strategy related to hedging interest and other exchange rate exposure; and (c) negative covenants regarding (i) limitations on the incurrence of debt, (ii) limitations on liens, (iii) limitations on changes in nature of business, (iv) limitations on consolidation, merger, sale, or purchase of assets, (v) limitations on advances, investments, and loans, and (vi) limitations on dividend, distributions and other restricted payments.

The events of default under the Amended and Restated Credit Agreement include, among others, payment defaults, breaches of covenants, defaults under the related loan documents, material misrepresentations, cross defaults with certain other material indebtedness, bankruptcy and insolvency events, judgment defaults, certain events related to plans subject to the Employee Retirement Income Security Act of 1974, as amended, invalidity of the Amended and Restated Credit Agreement or the related loan documents, cessation of any guarantees and change in control events. The occurrence of an event of default could result in the acceleration of the Company’s obligations under the Amended and Restated Credit Agreement, the requirement to post cash collateral with respect to letters of credit, the termination of the Lenders’ commitments and a 2.0% increase in the rate of interest, among other consequences.

The foregoing description of the Restatement Agreement and the Amended and Restated Credit Agreement attached thereto is a summary, does not purport to be complete, and is qualified in its entirety by reference to the Restatement Agreement and the Amended and Restated Credit Agreement attached thereto, a copy of which is filed as Exhibit 10.1 and is incorporated herein by reference.

The Lenders and their respective affiliates are full-service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage, and other financial and non-financial activities and services. Certain of these financial institutions and their respective affiliates have provided, and may in the future provide, certain of these services to the Company and to persons and entities with relationships with the Company, for which they received or will receive customary fees and expenses.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Current Report on Form 8-K is also incorporated by reference into this Item 2.03 of this Current Report on Form 8-K.

Item 8.01	Other Events.

On January 24, 2023 the Company issued a press release regarding the Amended and Restated Credit Agreement, a copy of which is filed as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)        Exhibits

Exhibit No.	Description

10.1+	Restatement Agreement, dated January 24, 2023, among Blucora, Inc., as borrower, and certain of its subsidiaries, as guarantors, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, and each lender party thereto.
99.1	Press release issued by Blucora, Inc. on January 24, 2023.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

+ Certain schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish to the Securities and Exchange Commission a copy of any omitted schedule or exhibit upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 24, 2023

BLUCORA, INC.

By:	/s/ Marc Mehlman
Marc Mehlman
Chief Financial Officer